COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(INCLUDING INTEREST EXPENSE ON DEPOSITS)

The Company's ratios of earnings to fixed charges (including interest expense on deposits) for the periods presented below were as follows:

                              AT OR FOR THE  AT OR FOR THE  AT OR FOR THE
                               THREE MONTHS  TWELVE MONTHS  TWELVE MONTHS   AT OR FOR THE SIX
                                 ENDED          ENDED         ENDED          MONTHS ENDED           AT OR FOR THE TWELVE MONTHS
                                JUNE 30,      DECEMBER 31,  DECEMBER 31,      DECEMBER 31,                 ENDED JUNE 30,
                              ------------------------------------------------------------------------------------------------------
                                 2004          2003          2002            2002     2001      2002      2001      2000      1999
                              ------------------------------------------------------------------------------------------------------
Net income:                    $ 24,746     $ 51,276       $ 44,622      $ 23,460   $ 17,515  $ 38,677  $ 25,240  $ 22,374  $ 19,861
ADD BACK:
   Income tax expense            14,556       30,801         26,565        14,008     10,269    22,826    15,821    15,217    14,015
                              ------------------------------------------------------------------------------------------------------
NET INCOME BEFORE
  INCOME TAXES                   39,302       82,077         71,187        37,468     27,784    61,503    41,061    37,591    33,876
                              ------------------------------------------------------------------------------------------------------

Fixed charges:
Interest on deposits             19,246       38,221         44,135        21,631     26,504    49,008    50,340    45,036    44,417
Interest on borrowed
  funds                          13,226       32,842         47,655        21,647     27,228    53,236    63,703    53,784    32,802
                              ------------------------------------------------------------------------------------------------------
TOTAL FIXED CHARGES
  (INCLUDING INTEREST
  EXPENSE ON DEPOSITS)           32,472       71,063         91,790        43,278     53,732   102,244   114,043    98,820    77,219
                              ------------------------------------------------------------------------------------------------------

EARNINGS (NET INCOME
  BEFORE INCOME TAXES
  PLUS TOTAL FIXED CHARGES,
  INCLUDING INTEREST
  EXPENSE ON DEPOSITS)           71,774      153,140        162,977        80,746     81,516   163,747   155,104   136,411   111,095
RATIO OF EARNINGS TO
  FIXED CHARGES
 (INCLUDING INTEREST
 EXPENSE ON DEPOSITS)              2.21         2.15           1.78          1.87       1.52      1.60      1.36      1.38      1.44


For purposes of computing the ratio of earnings to fixed charges (including interest expense on deposits), earnings represent net income before income taxes plus total fixed charges (including interest expense on deposits).